Exhibit 99.1

          JAKKS Pacific Reports Second Quarter 2004 Financial Results;
                  Company Achieves Record Sales and Earnings;
     Revenue Increased 49% to $109.4M and Net Income Increased 62% to $9.9M

     MALIBU, Calif.--(BUSINESS WIRE)--July 20, 2004--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, leisure products, art activities and writing instruments, today announced record sales and earnings results for the three- and six-month periods ended June 30, 2004.
     Second quarter net sales increased 49% to $109.4 million in 2004, compared to $73.3 million in the comparable period last year. Excluding non-cash stock-based compensation and restricted stock charges and also a one-time charge in 2003, net income for the period increased 62% to $9.9 million, or $0.38 per diluted share, compared to $6.1 million, or $0.25 per diluted share, for the second quarter of last year. Reported net income for the second quarter of 2004, including pre-tax non-cash stock-based compensation and restricted stock charges of $4.3 million, was $6.6 million, or $0.25 per diluted share, in 2004, compared to $3.2 million, or $0.13 per diluted share, for the same period last year, after a charge of $1.1 million for stock-based compensation and a one-time pre-tax charge of $2.7 million relating to a voluntary product recall.
     The Company's net sales for the six months ended June 30, 2004 increased 30% to $183.4 million, from $141.0 million during the same period in 2003. Excluding pre-tax non-cash stock-based compensation and restricted stock charges, net income for the six-month period was $15.5 million, or $0.60 per diluted share, an increase of 38% compared to $11.3 million, or $0.45 per diluted share, for the comparable period last year. Reported net income for the first six months of 2004, including pre-tax charges of $6.0 million for non-cash stock-based compensation and restricted stock charges, was $10.9 million or $0.42 per diluted share, compared to first six month 2003 earnings of $9.2 million, or $0.37 per diluted share, which includes the one-time second quarter 2003 charge for the aforementioned product recall.
     "We are very excited to report record revenue and net income for the second quarter and believe that we are on track to achieve the upper range of our increased 2004 guidance," said Jack Friedman, Chairman and Chief Executive Officer of JAKKS Pacific. "We believe our strong sales and earnings growth results from increased product advertising and marketing, as well as keen focus on product innovation and operating efficiencies, and the phenomenal success of our TV Games line of plug it in and play video games.
     "In addition to TV Games, a number of our brands performed particularly well, including our WWE action figures and Vivid Velvet in our art activities category. Our International sales also increased."
     Stephen Berman, "During the second quarter, we also completed the accretive acquisition of Play Along. This acquisition brings a management team with years of experience to our organization and serves to strengthen our category offerings while expanding our shelf space at all our major customers. Play Along adds such well-known brands and licenses as Cabbage Patch Kids(R) for dolls, Care Bears(R) for plush and preschool learning, Teletubbies(R) for preschool and playsets and DC Comic's(R) Batman(R) and Justice League of America(R) for construction toys."
     Mr. Berman continued, "Despite the record results, we continue to focus on areas of our business that can be improved. Our Storm product line of water guns and foam balls will be relaunched next year and some of our art activities and writing instruments products are being enhanced with new product concepts and licenses. With these changes, we expect these categories to improve over the latter half of this year and in 2005.
     "We are enthusiastic about the opportunity to grow our business and are very encouraged about the upcoming holiday season based on early responses from our retailer partners. We believe that we will have prime placement for our TV Games line in the third and fourth quarters of this year, and expect our Dragon Ball, World Wrestling Entertainment and extreme sports product lines, as well as other lines to also do well."
     Mr. Berman continued, "Especially noteworthy is our line of TV Games(TM) products, which has quickly become the industry leader in plug it in and play video games, with its #1 ranking in The Toy Book for three months in a row. We believe we have secured the top licenses with premier companies such as Atari(R), Namco(R) for Pac-Man(TM) and Ms.Pac-Man(R), Midway(R), Capcom(R), Activision(R), Nickelodeon(R), Disney(R) and Marvel(R) and have alliances with top video game developers. We have begun to expand our distribution of the games to international markets, including Europe, Australia and New Zealand, and expect to announce several additional significant TV Games licenses later this year. Our goal is to make this product line, which both children and adults enjoy, a staple product offering of our company for years to come."
     Mr. Berman concluded, "Our financial position remains very solid, even after our recent acquisition of Play Along. We have approximately $192 million of working capital, including cash and marketable securities of $105 million. Given the strength of our balance sheet, we remain well positioned to take advantage of acquisition opportunities and continue to grow our business through internal and external developments that will further diversify our product offerings to our existing and new retail accounts."
     Anyone interested will be able to listen to the teleconference, scheduled to begin at 5:00 p.m. EDT (2:00 p.m. PDT) on July 20, via the Internet at www.jakkspacific.com or www.CompanyBoardroom.com. These websites will host an archive of the teleconference for 30 days.
     A telephonic playback can be accessed by calling 800-642-1687 or 706-645-9291 for international callers, pass code "8740174."

     JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys and Dolls. The products are sold under various brand names including Play Along(R), Flying Colors(R), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and ColorWorkshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                      JAKKS Pacific, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                June 30,  December 31,
                                                  2004        2003
                                                ----------- ---------
                                                   (In thousands)

                               ASSETS

Current assets:
  Cash and cash equivalents                        $87,079  $118,182
  Marketable Securities                             17,947    19,345
  Accounts receivable, net                          92,096    86,119
  Inventory, net                                    56,713    44,400
  Prepaid expenses and other current assets         27,435    16,762
                                                ----------- ---------
    Total current assets                           281,270   284,808
                                                ----------- ---------

Property and equipment                              42,182    43,473
Less accumulated depreciation and amortization      31,139    31,751
                                                ----------- ---------
  Property and equipment, net                       11,043    11,722
                                                ----------- ---------

Goodwill, net                                      290,799   206,952
Trademarks & other assets, net                      25,279    24,785
Investment in joint venture                          3,487     9,097
                                                ----------- ---------
    Total assets                                  $611,878  $537,364
                                                =========== =========

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses            $82,868   $50,168
  Current portion of long term debt                      -        19
  Income taxes payable                               6,052     2,021
                                                ----------- ---------
    Total current liabilities                       88,920    52,208
                                                ----------- ---------

Long term debt, net of current portion              98,000    98,042
Deferred income taxes                                1,164     1,164
                                                ----------- ---------
                                                    99,164    99,206
                                                ----------- ---------
    Total liabilities                              188,084   151,414

Stockholders' equity:
  Common stock, $.001 par value                         26        25
  Additional paid-in capital                       272,324   245,219
  Retained earnings                                151,962   141,055
  Accumulated other comprehensive income (loss)       (518)     (349)
                                                ----------- ---------
                                                   423,794   385,950
                                                ----------- ---------
    Total liabilities and stockholders' equity    $611,878  $537,364
                                                =========== =========


                      JAKKS Pacific, Inc. and Subsidiaries
                   Second Quarter Earnings Announcement, 2004
                 Condensed Statements of Operations (Unaudited)

                                Three Months Ended  Six Months Ended
                                     June 30,            June 30,

                                   2004     2003      2004      2003
                                --------- -------- --------- ---------
                                (In thousands, expect per share data)

Net sales                       $109,394  $73,291  $183,380  $141,050
Less cost of sales
  Cost of goods                   57,146   39,162    93,366    75,220
  Royalty expense                  9,528    4,495    15,352     7,210
  Amortization of tools and
   molds                           1,440    1,728     2,916     3,272
                                --------- -------- --------- ---------
  Cost of sales                   68,114   45,385   111,634    85,702
                                --------- -------- --------- ---------
    Gross profit                  41,280   27,906    71,746    55,348
Direct selling expenses           11,619   10,502    20,320    18,005
Selling, general and
 administrative expenses          19,813   10,196    35,205    22,030
Acquisition shut-down and recall
 costs                                 -    2,700         -     2,700
Depreciation and amortization        646      444     1,253     1,045
                                --------- -------- --------- ---------
    Income from operations         9,202    4,064    14,968    11,568
Other (income) expense:
  Profit from Joint Venture           (3)    (191)     (363)     (367)
  Interest, net                      688       34     1,169      (128)
                                --------- -------- --------- ---------
Income before provision for
 income taxes                      8,517    4,221    14,162    12,063
Provision for income taxes         1,957    1,013     3,255     2,895
                                --------- -------- --------- ---------
Net income                        $6,560   $3,208   $10,907    $9,168
                                ========= ======== ========= =========
  Earnings per share - diluted     $0.25    $0.13     $0.42     $0.37
  Shares used in earnings per
   share - diluted                26,223   24,683    25,990    24,789

     CONTACT: JAKKS Pacific, Inc.
              Genna Goldberg, 310-455-6235
              gennag@jakks.net
              or
              Integrated Corporate Relations
              John F. Mills, 310-395-2215
              jmills@icrinc.com